Exhibit 10.11

NATURAL GAS TRANSPORTATION AGREEMENT

INTERSTATE POWER AND LIGHT COMPANY

Applicable to the Iowa Service Area of

the former Interstate Power Company

FIRM TRANSPORTATION AGREEMENT

THIS AGREEMENT, made this 23rd day of October, 2003, by and between INTERSTATE POWER AND LIGHT COMPANY, an Iowa corporation headquartered at 200 First Street SE, Cedar Rapids, Iowa, (hereinafter referred to as “Company”) and GOLDEN GRAIN ENERGY, LLC, a limited liability company, with principal offices at 951 North Linn Avenue, New Hampton, Iowa (hereinafter refereed to as “Customer”):

WITNESSETH:

NOW THEREFORE, in consideration of the mutual promises and upon the following terms and conditions, the parties agree as follows:

1.             The initial term (the “Initial Term”) of this Agreement shall be for a period starting on the later of November 1, 2004 or on the date Company facilities are installed and available to carry natural gas to Customer (such facility installation date shall be established by letter from Company to the Customer), as provided by the Gas Facilities Extension Agreement (Advance) entered into by and between the parties on the 23rd day of October 2003, and ending ten (10) years after the starting date. After expiration of the Initial Term, the Agreement shall continue from month-to-month and may be terminated upon sixty (60) days written notice to terminate by either party.  At Customer’s option and upon at least sixty (60) days notice prior to the end of the Initial Term of this Agreement, this Agreement may be extended for an additional five (5) years beyond the end of the Initial Term.  Such additional five (5) year term shall be the “Renewal Term.”  The Renewal Term pricing shall be based on a change in the then applicable monthly charge as set out in Paragraph 3 of this Agreement to reflect the percent change in the Consumer Price Index (“CPI”) between the start and end of the Initial Term.

2.             Company will furnish firm transportation of Customer-owned gas (“Transportation Service”) to the Customer through one (1) meter location in accordance with the Supply Information set forth in Exhibit A of this Agreement.  For compensation for lost and unaccounted for gas in the Company’s distribution system, the volume of transportation gas the Company delivers to the Customer’s location shall be the transportation gas volume received by the Company reduced by one-half (1/2%) percent.  Customer shall be responsible for making gas nominations in accordance with applicable Company procedures.

3.             Customer shall use and pay for such Transportation Service in accordance with the terms and conditions of this Agreement and pursuant to the terms set forth in the Price Schedule(s) specified in Exhibit A, or such other applicable price schedules as may hereafter at any time be established for this class of Transportation Service pursuant to an order of the Iowa Utilities Board or such other regulatory authority having jurisdiction.  Customer shall pay a monthly delivery system transportation charge of fifteen thousand ($15,000) dollars from the start date of the Initial Term of this Agreement until October 31, 2005.  Thereafter, Customer shall pay a monthly charge of thirteen thousand ($13,000) dollars for the remaining term of the Agreement for transportation service for reservation of capacity on the Company’s gas distribution system for the firm delivery of up to three hundred thirty-three (333) dekatherms an hour of Customer’s natural gas supply to the point at which Customer and Company gas facilities interconnect.  Any increase in capacity reservation shall be subject to prior Company approval with a proportionate increase in the initial monthly charge level.  Notwithstanding any other provision of this Agreement, all prices, charges and terms contained in this Agreement may be modified at any time by a ruling of the Iowa Utilities Board and/or a subsequent filing made pursuant to the provisions of Chapter 476 of the Code of Iowa.

4.             Company shall not be liable for any loss or damage of any nature whatsoever incurred or suffered as a result of any failures or delays in the performance of its obligations under this Agreement due to any cause or circumstance beyond its control, including but not limited to strikes, riots, acts of God, or accidents; provided, however, that Company shall in good faith use such effort as is reasonable under all the circumstances known to Company at the time to remove or remedy the cause and mitigate the damages. The above provision shall also fully apply in limiting the Customer’s liability to the Company, but shall not in any way affect the Customer’s monthly payment obligations pursuant to Paragraph 3 of this Agreement.

5.             This Agreement shall be binding upon the successors and assigns of both parties, and may be amended from time to time as mutually agreed in writing.  This Agreement shall be governed by the laws of the State of Iowa.  All communications related to this Agreement shall be to the persons listed below or to such other persons as the parties may specify in writing:

COMPANY:	Deb Marson
Interstate Power and Light Company
22 Second Street NW
Mason City, Iowa 50401
Telephone: 641-422-1722

Fax: 641-422-1778

CUSTOMER:	Walter Wendland President
Golden Grain Energy, LLC
951 N Linn Avenue
New Hampton, Iowa 50659
Telephone: 641-394-4059

Fax: 641-394- 2431

6.             Pursuant to 199 Iowa Admin.  Code 19.13(6), Company hereby notifies Customer of the risks to Customer associated with transportation of Customer-owned gas.  The risks disclosed are those reasonably known to Company at the time this Agreement is executed by Company.  Customer is assumed by Company to be aware of all risks associated with Customer’s purchase and transportation of gas prior to its delivery to Company at the Point of Receipt.  This notice shall not be construed as limiting in any manner the risks assumed by Customer upon entering into this Agreement.  By signing this Agreement, Customer acknowledges that it has been made aware of the risks disclosed and accepts those risks.

The risks associated of election without Company-supplied reserve are as follows:

A.                                   During the term of this Agreement, Company has no obligation to maintain or secure any gas to sell to Customer for reserve or any other purpose.

B.                                     If, at any time, Customer desires to purchase sales service gas, Company shall only be obligated to provide such gas on an as-available basis pursuant to Company’s tariff on file with the Iowa Utilities Board.

C.                                     Customer will be liable to Company for Pipeline penalties, which Company may incur as a result of incorrect, improper, or late transportation nominations provided to Company.  Such penalties also apply to Customer’s failure to properly nominate Company supplied reserves.  Company reserves the right to reject improper nominations or those not made in a timely manner.

D.                                    If Customer uses gas from Company supplies in excess of the quantity of Customer owned gas transported, the gas will be provided only on an as-available basis and subject to penalty provisions, except where Customer has received prior written authorization from Company for limited excess use to be billed under the Company’s tariff.

E.                                      Upon termination of this Agreement, Company shall have no obligation to sell gas to the Customer.  The right of Customer to buy gas or obtain transportation of Customer-owned gas from Company after termination of this Agreement shall be dependent on Company having or being able to secure adequate distribution capacity or supply at that time.  The gas and the transportation of Customer-owned gas shall be provided in accordance with Company’s tariff.

F.                                      Other risks not specifically identified in this Article may arise from other provisions of this Agreement, the Company’s tariff, and rules, regulations or orders of regulatory authorities.

This Agreement represents the complete understanding of the parties and shall govern over all other documents and oral representations making all other representations of the parties null and void.

IN WITNESS WHEREOF, the parties hereunder have caused these presents to be executed as of the day and year first above written.

INTERSTATE POWER AND LIGHT COMPANY
By	/s/ E. Protsch
Title	VP of Energy Delivery

GOLDEN GRAIN ENERGY, LLC
By	/s/ Walter Wendland
Title	President

EXHIBIT A

TO AGREEMENT DATED OCTOBER 23, 2003 BY AND BETWEEN

INTERSTATE POWER AND LIGHT COMPANY AND

GOLDEN GRAIN ENERGY, LLC

(1)                                  The “applicable Pipeline” is Northern Natural Gas/Northern Border Pipeline Co.

(2)                                  Point of Receipt by COMPANY    Company’s interconnection with Northern Natural Gas/Northern Border Pipeline Co., near Ventura, Iowa pursuant to Paragraph (1), above.

(3)                                  Point of Delivery to Customer Golden Grain Energy, LLC at Mason City, Iowa

(4)                                  Advance or contribution to extension facilities $ Applicable per separate Facility Extension Agreement

(5)                                  Account No.(s)

(6)                            Meter No.(s)

SUPPLY INFORMATION

Applicable Transp. Service Price Schedules	Max. Daily Transp. Volumes (Dth)*	Daily System Supply Resrves (Dth)*	Applicable Sales Service Price Schedule
280	9000	0	500

Customer acknowledges that its election to purchase system supply reserves, if any, shall be for a one (1) year period commencing on the first day of the first month following execution of this Exhibit A by Customer.  Customer agrees to pay, on a monthly basis, the appropriate demand charges for system supply reserves to the extent contracted or designated above.  Customer acknowledges that such demand charges may be increased or decreased, during the term of this one- (1) year period.

INTERSTATE POWER AND LIGHT COMPANY		GOLDEN GRAIN ENERGY, LLC

By	/s/ E. Protsch	By	/s/ Walter Wendland

Date	10-23-03	Date	10-24-03

* or other applicable unit of measure as may be set forth in the Company’s tariff on file with the Iowa Utilities Board.